Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423

Acuity Brands Reports Record Second Quarter Results
Fiscal 2015 Second Quarter Net Sales Increase 13 Percent; Adjusted Diluted EPS Rises 44 Percent
ATLANTA, April 1, 2015 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced record second quarter net sales, net income, and diluted earnings per share (“EPS”). Fiscal 2015 second quarter net sales of $616.1 million increased $69.9 million, or 13 percent, compared with the year-ago period. Net income for the second quarter of fiscal 2015 was $46.4 million, an increase of 42 percent compared with the prior-year period. Fiscal 2015 second quarter diluted EPS of $1.07 increased 43 percent compared with $0.75 for the year-ago period.
Fiscal 2015 second quarter adjusted net income of $46.7 million increased $14.1 million, or 43 percent, compared with adjusted net income of $32.6 million for the prior-year period. Adjusted diluted EPS for the second quarter of fiscal 2015 increased 44 percent to $1.08 compared with diluted EPS of $0.75 for the year-ago period. Adjusted results for the second quarter of fiscal 2015 exclude $0.7 million, or $0.02 diluted EPS, of acquisition-related professional fees (non-tax deductible expense), which was partially offset by the benefit of a $0.6 million, or $0.01 diluted EPS, favorable pre-tax adjustment to previously recorded special charges related to streamlining activities. Adjusted results for the prior-year fiscal second quarter exclude the benefit of a $0.2 million favorable pre-tax adjustment to a previously recorded special charge. Management believes these items impacted the comparability of the Company's results and that the adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance. A reconciliation of adjusted financial measures to the most directly comparable GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We were extremely pleased with our record fiscal 2015 second quarter results. Gross profit margin of 41.5 percent increased 210 basis points over prior year’s second quarter, while adjusted operating profit margin also increased 210 basis points year-over-year to 12.8 percent. Our variable contribution margin, that is the incremental adjusted operating profit as a percentage of the increase in net sales, was over 29 percent. We believe our record second quarter results reflect the on-going recovery in new construction and our ability to provide customers truly differentiated value from our industry-leading portfolio of innovative lighting and control solutions along with superior service.”

Second Quarter Results
The year-over-year growth in fiscal 2015 second quarter net sales was due primarily to a 15 percent increase in volume, partially offset by an estimated 1 percentage point net unfavorable change in product prices and mix of products sold (“price/mix”) and a 1 percent unfavorable impact from changes in foreign currency exchange rates. The increase in volume was broad-based across most product categories and key sales channels. Volume for the second quarter was impacted by harsh weather conditions in certain parts of the U.S. as well as labor issues at certain ports on the west coast. While it is impossible to precisely quantify the impact of these issues, management estimated that the combined impact of these items negatively impacted second quarter shipments by 1 to 2 percentage points. Sales of LED-based products increased approximately 60 percent from the year-ago period and represented approximately 43 percent of fiscal 2015 second quarter net sales.
Operating profit for the second quarter of fiscal 2015 was $78.6 million, an increase of $20.2 million, or 35 percent, over the year-ago period. Adjusted operating profit (excluding the impact of acquisition-related professional fees and favorable adjustment to the special charge) for the second quarter of fiscal 2015 increased $20.5 million, or 35 percent, to $78.7 million compared with the year-ago period adjusted operating profit (excluding the impact of the favorable adjustment to the special charge) of $58.2 million. Adjusted operating profit margin for the second quarter of fiscal 2015 increased 210 basis points to 12.8 percent compared with 10.7 percent adjusted operating profit margin for the prior-year period.
Cash and cash equivalents at the end of the second quarter of fiscal 2015 totaled $601.1 million, an increase of $48.6 million since the beginning of the fiscal year. Net cash provided by operating activities totaled $75.5 million for the first six months of fiscal 2015 compared with $57.4 million for the year-ago period.
Year-to-Date Results
Net sales for the first six months of fiscal 2015 increased 13 percent to $1,263.5 million compared with $1,120.9 million for the prior-year period. Fiscal 2015 first-half reported results include operating profit of $165.3 million, net income of $97.5 million, and diluted EPS of $2.24.
Adjusted operating profit for the first half of fiscal 2015 increased $44.8 million, or 34 percent, to $175.4 million, or 13.9 percent of net sales, compared with adjusted operating profit for the prior-year period of $130.6 million, or 11.7 percent of net sales. Adjusted net income for the first half of fiscal 2015 was $104.1 million compared with $74.0 million for the prior-year period, an increase of 41 percent. Adjusted diluted EPS for the first half of fiscal 2015 increased $0.69, or 40 percent, to $2.40 compared with adjusted diluted EPS of $1.71 for the year-ago period. Adjusted results for the first six months of fiscal 2015 exclude a $9.4 million pre-tax net special charge and $0.7 million of acquisition-related professional fees, or $0.16 diluted EPS, and adjusted results for the prior year period exclude the benefits of a $5.0 million, or $0.07 diluted EPS, pre-tax recovery associated with the fraud at a freight service provider and $0.2 million favorable pre-tax adjustment to a previously recorded special charge.

Outlook
Mr. Nagel commented, “We remain very bullish about our prospects for continued future profitable growth. Third-party forecasts as well as key leading indicators suggest that the growth rate for the North American lighting market, which includes renovation and retrofit activity, will be in the mid-to-upper single digit range for our fiscal 2015 with expectations that overall demand in our end markets will continue to experience solid growth over the next several years. Our order rates through the month of March reflect this favorable trend. Further, we expect to continue to outperform the growth rates of the markets we serve due to benefits from growing renovation and tenant improvement projects, further expansion in underpenetrated geographies and channels, and growth from the introduction of new products and lighting solutions. Additionally, we expect to continue to pursue growth opportunities enabled by newer technologies which require additional resources, including talent with specific skill sets, to drive innovation and accelerate commercialization of these evolving digital lighting solutions.”
During the first half of fiscal 2015, the Company continued efforts to streamline the organization by realigning certain responsibilities primarily within various selling, distribution, and administrative departments and the consolidation of certain production activities. The Company recorded a pre-tax net special charge of $9.8 million during the six months ended February 28, 2015 for streamlining actions initiated in the current fiscal year. The special charge consisted primarily of severance and employee-related costs. Management expects to incur production transfer expenses and additional costs associated with these streamlining actions totaling approximately $1.4 million during the second half of fiscal 2015. While management expects to achieve annual savings in fiscal 2015 in excess of these costs, management plans to reinvest a portion of these savings over the next twelve months in additional growth initiatives which require resources for further innovation, including talent with different skill sets. Management believes the Company will realize savings, net of investments, approximately equal to the amount of the total fiscal 2015 special charge.
On March 9, 2015, the Company announced that it entered into an agreement to acquire all of the outstanding capital stock of Distech Controls Inc. (“Distech”), a provider of building automation and energy management solutions. The acquisition is expected to be completed during the next several months subject to formal approval of certain shareholders of Distech and other customary closing conditions. Distech generated net sales in excess of 70 million Canadian dollars during calendar year 2014 and significantly outpaced the rate of growth of its core markets with a five-year annualized growth rate of over 25 percent. The operating profit margin of the business is similar to that of the Company.
Mr. Nagel concluded, “We believe the broad industry we serve will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront along with emerging opportunities for digital lighting and building management systems to play a key role in the Internet of Things. We believe we are well positioned to fully participate in this exciting industry.”
Non-GAAP Financial Measures

This news release contains non-GAAP financial measures such as “adjusted selling, distribution, and administrative expenses” (“adjusted SD&A expenses”), “adjusted operating profit”, “adjusted operating profit margin”, “adjusted net income”, and “adjusted diluted EPS”. These measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. However, the Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures.
A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Conference Call
As previously announced, the Company will host a conference call to discuss second quarter results today, April 1, 2015, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world's leading providers of lighting solutions for both indoor and outdoor applications. With fiscal year 2014 net sales of $2.4 billion, Acuity Brands employs approximately 7,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s lighting solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Sunoptics®, RELOC® Wiring Solutions, Acculamp®, eldoLED® and Acuity Controls.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, “suggests”, “remain”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: prospects for future profitable growth; third-party forecasts of a mid-to-upper single digit growth rate for the North American lighting market for fiscal 2015 and expectations that demand in the Company’s end markets will continue to experience solid growth over the next several years; expectation that opportunities exist that will allow the Company to outperform the growth rates of the markets it serves and that the Company will pursue such growth opportunities; expectation of solid growth over the next decade for the lighting and lighting-related industry and the Company’s position to fully participate; additional costs of approximately $1.4 million associated with streamlining activities to be incurred during the second half of fiscal 2015; reinvestment over the next twelve months of a portion of the streamlining savings in additional growth initiatives; realization of savings, net of investments, in fiscal 2015 approximately equal to the total special charge; and expectations that the acquisition of Distech Controls will be completed during the next several months. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2014. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and per-share data)

	February 28, 2015	August 31, 2014
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$601.1	$552.5
Accounts receivable, less reserve for doubtful accounts of $1.3 and $1.9 as of February 28, 2015 and August 31, 2014, respectively	355.7	373.4
Inventories	237.4	212.0
Deferred income taxes	20.9	21.5
Prepayments and other current assets	35.1	27.3
Total Current Assets	1,250.2	1,186.7
Property, Plant, and Equipment, at cost:
Land	7.1	7.8
Buildings and leasehold improvements	116.7	116.0
Machinery and equipment	392.3	375.8
Total Property, Plant, and Equipment	516.1	499.6
Less — Accumulated depreciation and amortization	357.0	347.1
Property, Plant, and Equipment, net	159.1	152.5
Other Assets:
Goodwill	565.6	569.4
Intangible assets, net	222.6	231.6
Deferred income taxes	3.4	3.0
Other long-term assets	17.2	24.9
Total Other Assets	808.8	828.9
Total Assets	$2,218.1	$2,168.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$280.9	$287.4
Accrued compensation	44.4	54.8
Accrued pension liabilities, current	1.2	1.2
Other accrued liabilities	107.6	127.1
Total Current Liabilities	434.1	470.5
Long-Term Debt	353.7	353.6
Accrued Pension Liabilities, less current portion	60.2	65.1
Deferred Income Taxes	58.3	58.4
Self-Insurance Reserves, less current portion	7.4	6.8
Other Long-Term Liabilities	52.8	50.2
Total Liabilities	966.5	1,004.6
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 52,903,923 issued and 43,184,668 outstanding at February 28, 2015; 52,581,917 issued and 42,862,662 outstanding at August 31, 2014	0.5	0.5
Paid-in capital	779.6	761.5
Retained earnings	979.8	893.6
Accumulated other comprehensive loss	(88.1)	(71.9)
Treasury stock, at cost, 9,719,255 shares at February 28, 2015 and August 31, 2014	(420.2)	(420.2)
Total Stockholders’ Equity	1,251.6	1,163.5
Total Liabilities and Stockholders’ Equity	$2,218.1	$2,168.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Six Months Ended
	February 28, 2015	February 28, 2014	February 28, 2015	February 28, 2014
Net Sales	$616.1	$546.2	$1,263.5	$1,120.9
Cost of Products Sold	360.4	331.0	734.8	668.6
Gross Profit	255.7	215.2	528.7	452.3
Selling, Distribution, and Administrative Expenses	177.7	157.0	354.0	316.7
Special Charge	(0.6)	(0.2)	9.4	(0.2)
Operating Profit	78.6	58.4	165.3	135.8
Other Expense (Income):
Interest Expense, net	8.0	8.0	15.9	16.0
Miscellaneous (Income)/Expense, net	(0.1)	0.1	(1.0)	0.7
Total Other Expense	7.9	8.1	14.9	16.7
Income before Provision for Income Taxes	70.7	50.3	150.4	119.1
Provision for Income Taxes	24.3	17.6	52.9	41.9
Net Income	$46.4	$32.7	$97.5	$77.2

Earnings Per Share:
Basic Earnings per Share	$1.07	$0.76	$2.25	$1.79
Basic Weighted Average Number of Shares Outstanding	43.1	42.8	43.1	42.7
Diluted Earnings per Share	$1.07	$0.75	$2.24	$1.78
Diluted Weighted Average Number of Shares Outstanding	43.4	43.1	43.3	43.0
Dividends Declared per Share	$0.13	$0.13	$0.26	$0.26

Comprehensive Income:
Net Income	$46.4	$32.7	$97.5	$77.2
Other Comprehensive Income/(Expense) Items:
Foreign currency translation adjustments	(9.8)	(1.3)	(16.9)	1.0
Defined benefit pension plans, net of tax	0.9	0.6	0.7	1.2
Other Comprehensive Income/(Expense), net of tax	(8.9)	(0.7)	(16.2)	2.2
Comprehensive Income	$37.5	$32.0	$81.3	$79.4

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Six Months Ended
	February 28, 2015	February 28, 2014
Cash Provided by/(Used for) Operating Activities:
Net income	$97.5	$77.2
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	22.5	21.4
Share-based compensation expense	8.4	8.7
Excess tax benefits from share-based payments	(12.2)	(9.9)
Deferred income taxes	0.2	1.1
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	11.9	9.1
Inventories	(27.4)	(25.2)
Prepayments and other current assets	(8.9)	(9.6)
Accounts payable	(4.3)	(5.5)
Other current liabilities	(11.1)	(4.3)
Other	(1.1)	(5.6)
Net Cash Provided by Operating Activities	75.5	57.4
Cash Provided by/(Used for) Investing Activities:
Purchases of property, plant, and equipment	(27.0)	(16.5)
Proceeds from sale of property, plant, and equipment	—	0.9
Net Cash Used for Investing Activities	(27.0)	(15.6)
Cash Provided by/(Used for) Financing Activities:
Proceeds from stock option exercises and other	7.4	7.9
Excess tax benefits from share-based payments	12.2	9.9
Dividends paid	(11.3)	(11.2)
Other financing activities	(3.2)	—
Net Cash Provided by Financing Activities	5.1	6.6
Effect of Exchange Rate Changes on Cash	(5.0)	0.7
Net Change in Cash and Cash Equivalents	48.6	49.1
Cash and Cash Equivalents at Beginning of Period	552.5	359.1
Cash and Cash Equivalents at End of Period	$601.1	$408.2

(In millions, except per-share data)	Three Months Ended February 28,
	2015		2014
		% of Net Sales		% of Net Sales
Net Sales	$616.1		$546.2

Selling, Distribution, and Administrative Expenses (GAAP)	$177.7	28.8%	$157.0	28.7%
Less: Acquisition-related professional fees	(0.7)		—
Adjusted Selling, Distribution and Administrative Expenses (Non-GAAP)	$177.0	28.7%	$157.0	28.7%

Operating Profit (GAAP)	$78.6	12.8%	$58.4	10.7%
Add-back: Acquisition-related professional fees	0.7		—
Less: Special Charge	(0.6)		(0.2)
Adjusted Operating Profit (Non-GAAP)	$78.7	12.8%	$58.2	10.7%

Net Income (GAAP)	$46.4		$32.7
Add-back: Acquisition-related professional fees	0.7		—
Less: Special Charge, net of tax	(0.4)		(0.1)
Adjusted Net Income (Non-GAAP)	$46.7		$32.6

Diluted Earnings per Share (GAAP)	$1.07		$0.75
Add-back: Acquisition-related professional fees	0.02		—
Less: Special Charge, net of tax	(0.01)		—
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.08		$0.75

(In millions, except per-share data)	Six Months Ended February 28,
	2015		2014
		% of Net Sales		% of Net Sales
Net Sales	$1,263.5		$1,120.9

Selling, Distribution, and Administrative Expenses (GAAP)	$354.0	28.0%	$316.7	28.3%
Less: Acquisition-related professional fees	(0.7)		—
Add-back: Fraud-Related Recovery	—		5.0
Adjusted Selling, Distribution and Administrative Expenses (Non-GAAP)	$353.3	28.0%	$321.7	28.7%

Operating Profit (GAAP)	$165.3	13.1%	$135.8	12.1%
Add-back: Acquisition-related professional fees	0.7		—
Less: Fraud-Related Recovery	—		(5.0)
Add-back: Special Charge	9.4		(0.2)
Adjusted Operating Profit (Non-GAAP)	$175.4	13.9%	$130.6	11.7%

Net Income (GAAP)	$97.5		$77.2
Add-back: Acquisition-related professional fees	0.7		—
Less: Fraud-Related Recovery, net of tax	—		(3.1)
Add-back: Special Charge, net of tax	5.9		(0.1)
Adjusted Net Income (Non-GAAP)	$104.1		$74.0

Diluted Earnings per Share (GAAP)	$2.24		$1.78
Add-back: Acquisition-related professional fees	0.02		—
Less: Fraud-Related Recovery, net of tax	—		(0.07)
Add-back: Special Charge, net of tax	0.14		—
Adjusted Diluted Earnings per Share (Non-GAAP)	$2.40		$1.71